EXHIBIT 10.1

                          STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of April 19, 2006 by and among DATA ROAD, INC., a Florida corporation ("Data Road"), ZANETT, INC., a Delaware corporation ("Zanett"), ZANETT COMMERCIAL SOLUTIONS, INC., a Delaware corporation, and wholly owned subsidiary of Zanett, with a place of business at 635 Madison Avenue, Floor 15, New York, NY 10022 ("Buyer"), Jeffery Francis and John Vaughan, individuals residing in the State of Florida and owners of all of the outstanding capital stock of Data Road (the "Sellers").

                            W I T N E S S E T H:

      WHEREAS, Data Road is a dedicated Oracle services company engaged in the business of, among other things, providing

     (i) remote database administration and functional application support;

     (ii) remote or on-site hosting of client infrastructure and enterprise resource planning (ERP) services; the services in (i) and (ii) are hereafter referred to as "Managed Services"; and

     (iii)  integration and implementation of Oracle ERP applications.

      WHEREAS, the parties hereto desire to provide for the acquisition of Data Road by Buyer through the sale by the Sellers to Buyer of all the issued and outstanding shares of capital stock of Data Road, and for certain other matters, all on the terms and subject to the conditions set forth in this Agreement.

      NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                  ARTICLE I.  DEFINITIONS AND CONSTRUCTION

       1.1    Definitions.

      "Actual Net Working Capital" shall mean (i) Current Assets including cash, minus (ii) Current Liabilities, in each case as of the Closing Date, all as recorded on the Closing Financial Statements.

      "Adjusted Income" shall mean for any period, earnings of Data Road and its subsidiaries before deductions for Taxes, depreciation and amortization subject to the provisions, qualifications and other provisions of this Agreement, in accordance with GAAP as applied on a basis consistent with Data Road's past practices. In determining such Adjusted Income:

     (i) Adjusted Income shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business;

     (ii) No deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Buyer or any of its Affiliates to Data Road;

     (iii) No deduction shall be made for legal or accounting fees and expenses arising out of, or payments made pursuant to this Agreement or any agreement contemplated hereby; and

     (iv) The calculation of Adjusted Income shall not include any expenses incurred by Buyer that are directly or indirectly related to, incurred in connection with or result from the acquisition by Buyer or Data Road of companies or segments of companies or the financing or refinancing thereof (other than interest or other debt-related costs incurred in the ordinary course of the Buyer's or Data Road's business); and

     (v) Data Road's income from the provision of Managed Services shall be calculated in accordance with Schedule 1.1 hereto.

      "Adjusted Income Target" means (i) for the Six-Month Performance Period, $246,000, (ii) for the first One-Year Performance Period, $540,000,
(iii) for the second One-Year Performance Period, $750,000 and (iv) for the third One-Year Performance Period, $960,000.

      "Affiliate" shall mean, as to any Person, any other Person controlled by, under the control of, or under common control with, such Person. As used in this definition, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

      "Benefit Plans" shall mean any profit sharing, group insurance, medical, dental and/or hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus or stock purchase plan, or collective bargaining agreements, contracts or other arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by a party, or any other employee welfare or benefit agreements, plans or arrangements, as defined in Section 3(3) of ERISA, any plan created in accordance with Section 125 of the Code, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs, established for the benefit of a party's former or current officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement plan or agreement.

      "Books and Records" shall mean (i) the minute books containing the minutes of all meetings and written consents of the shareholders and directors (and all committees thereof) and (ii) all books and records of Data Road prior to the Closing Date, including customer lists, reports, plans, projections and advertising and marketing materials and financial and accounting books and records.

      "Business" shall mean the business currently carried on by Data Road pursuant to which Data Road provides information technology consulting services.

      "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday in the State of New York or Florida.

      "Closing" shall mean the exchange of the Shares for the Initial Cash Payment and Initial Stock Payment as set forth herein.

      "Closing Balance Sheet" shall mean the balance sheet of Data Road included in the Closing Financial Statements.

      "Closing Date" shall mean the date on which the Closing is completed.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Current Assets" shall mean, in respect of any period, all assets expected to be converted into cash or otherwise realized in the twelve months following the balance sheet date and recorded as current assets in Data Road's Financial Statements and the Closing Financial Statements in accordance with GAAP, as applied on a basis consistent with Data Road's past practices, including, but not limited to, cash and cash equivalents, accounts receivable, notes receivable, interest receivable, prepaid expenses, and current assets and any provisions recorded thereon.

      "Current Liabilities" shall mean, in respect of any period, all liabilities expected to be settled in the twelve months following the balance sheet date and recorded as current liabilities in Data Road's Financial Statements and the Closing Financial Statements in accordance with GAAP, as applied on a basis consistent with Data Road's past practices, including, but not limited to, accounts payable, accrued expenses, accrued payroll liabilities, interest payable, deferred revenue and the current portion of any debt obligations.

      "DGCL" shall mean the Delaware General Corporation Law, as amended.

      "Encumbrance" shall mean a mortgage, charge, pledge, lien, option, restriction, claim, right of first refusal, right of preemption, third party right or interest or other encumbrance or security interest of any kind or similar right or any other matter affecting title.

      "Environmental Laws" means all federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives or judicial or administrative orders, agreements or settlements relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances (including, without limitation, releases or threatened releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Hazardous Materials Transportation Law (49
U.S.C.  5101 et seq.), the Resource Conservation and Recovery Act (42
U.S.C.  6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Oil Pollution Act (33 U.S.C. 2701 et seq.), the Emergency Planning and Community Right-to-Know
Act (42 U.S.C. 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), each as amended to date and all other state laws similar to any of the above.

      "Environmental Liabilities" means all liabilities of Data Road that (i) arise under or relate to violations of Environmental Laws or arise in connection with or related to any matter disclosed or required to be disclosed on Schedule 4.19 and (ii) are attributable to actions or omissions occurring or conditions existing on or prior to the Closing Date.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means the escrow agent that is a signatory to the Escrow Agreement.

      "Escrow Agreement" means the Escrow Agreement by and among Buyer, Sellers' Agent and the Escrow Agent, substantially in the form of Exhibit D hereto.

      "Escrow Amount" has the meaning set forth in Section 3.3(a)(v) hereof.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

      "Financial Statements" shall mean Data Road's unaudited balance sheets as of December 31, 2003, 2004 and 2005 and related statements of income for such years, all of which are prepared internally by management of Data Road.

      "GAAP" shall mean, at any particular time, accounting principles generally accepted in the United States of America, consistently applied on a going concern basis and, with respect to interim financial statements, subject to normal year-end adjustments.

      "Hazardous Substances" means: (i) all Materials or Substances (whether or not wastes, contaminants or pollutants) that are or become regulated by any of the Environmental Laws; (ii) all Materials or Substances that are or become defined or described by any of the Environmental Laws as "hazardous" or "toxic" or a "pollutant," "contaminant," "hazardous substance," "hazardous waste," "extremely hazardous waste," "acutely hazardous waste" or "acute hazardous waste;" and (iii) petroleum, including crude oil or any fraction thereof, asbestos, including asbestos containing materials, and polychlorinated biphenyls.

      "Key Employees" shall mean Robert Edmiston and Suzanne Plaine.

      "Materials or Substances" shall mean all elements, compounds, substances, matrices or mixtures that are hazardous, toxic, ignitable, reactive or corrosive.

      "One-Year Performance Period" shall mean each of the three successive annual periods following the Closing Date commencing on May 1 and ending on the last day of April.

      "Performance Period" shall mean each of the One-Year Performance Periods, and the Six-Month Performance Period.

      "Person" shall mean an individual, company, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization, joint stock corporation or other similar organization, government or any political subdivision thereof, or any other legal entity.

      "Receivables" shall mean the accounts receivable, trade receivables, notes receivable and other receivables arising out of or related to Data Road's operations, in each case determined in accordance with GAAP.

      "Related Agreements" shall mean all instruments, agreements and other documents executed and delivered or to be executed and delivered pursuant to this Agreement including without limitation the Ownership and Nondisclosure Agreement, the Escrow Agreement, the Employment Agreements and the Lock-up Agreements.

      "Reserves" shall mean those reserves for bad debts, contractual adjustments and disallowances, self-insured risks, risk management and unspecified uninsured liabilities, established and maintained by Data Road and reflected in the Financial Statements.

      "Revenue" shall mean gross revenue, calculated in accordance with GAAP, as applied on a basis consistent with Data Road's past practices except that Revenue shall include all gross revenue of Buyer derived from the sale and provision of Managed Services as described in Schedule 1.1 hereto.

      "Revenue Target" means (i) for the Six-Month Performance Period, $2,050,000, (ii) for the first One-Year Performance Period, $4,500,000, (iii) for the second One-Year Performance Period, $6,250,000 and (iv) for the third One-Year Performance Period, $8,000,000.

      "Schedules" shall mean the disclosure schedules delivered by Data Road to Buyer pursuant to this Agreement.

      "Shares" shall mean all issued and outstanding shares of Data Road's common stock, no par value.

      "Six-Month Performance Period" shall mean the six month period following the Closing Date commencing on May 1 and ending on October 31.

      "Target Net Working Capital" shall mean $250,000.

      "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including but not limited to, all federal, state local, foreign or other income, profits, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, Medicare, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of Tax Returns) and all deficiency assessments, additions to tax, penalties and interest.

      "Tax Returns" shall mean any return, amended return or other report (including but not limited to elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing or governmental authority.

      "Zanett Stock" shall mean the common stock of Zanett, Inc., $0.001 par value per share.

      1.2  Construction.

          (a) The headings and captions used herein are intended for convenience of reference only, and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

          (b) As used herein, the singular shall include the plural, the masculine and feminine genders shall include the neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

          (c) The words "hereof", "herein", and "hereunder", and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (d) All references herein to Sections, Schedules or Exhibits shall be deemed to refer to Sections of and Schedules or Exhibits to this Agreement, unless specified to the contrary. All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

          (e) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

          (f) "To the knowledge of Data Road," "to the best knowledge, information and belief of Data Road" or any similar phrase shall be deemed to mean that (i) a Data Road Responsible Person (as defined below) is actually aware of a particular fact or matter or (ii) a prudent individual in such Data Road Responsible Person's capacity could reasonably be expected to discover or otherwise become aware of that fact or matter in the ordinary course of performing his functions on behalf of Data Road or in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement. For purposes of this definition, the term Data Road Responsible Person consists of all directors and executive officers of Data Road, including each of Jeffery Francis and John Vaughan.

          (g) "Material adverse change" or "material adverse effect" means, with respect to a specified party, any change or effect, as the case may be, that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the assets, business, prospects or financial position of such party and its subsidiaries taken as a whole.

          (h) As all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

                   ARTICLE II.  PURCHASE AND SALE OF STOCK

      2.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Sellers shall sell, transfer and deliver to Buyer, and Buyer shall purchase for the consideration set forth in Article III hereof, free and clear of all Encumbrances, all of the issued and outstanding Shares of Data Road, which Shares constitute all of the issued and outstanding capital stock of Data Road.
      2.2 Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on the first business day after the satisfaction or waiver of the conditions set forth in Article IX (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time or date is agreed to by the parties hereto (the actual time and date of the Closing, the "Closing Date"). The Closing shall be held at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103-6996 fax: (215) 988-2757, or at such other place as the parties hereto may agree.

      2.3 Deliveries at the Closing At the Closing, in addition to the other actions contemplated elsewhere herein:

          (a) the Sellers shall deliver, or shall cause to be delivered, to Buyer the following:

              (i) certificates representing the Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer;

              (ii) a certificate, dated as of the Closing Date and duly executed by the Sellers, to the effect set forth in
                    Section 9.2(a) and 9.2(b) hereof; and

              (iii) such other documents and instruments as Buyer may
                    reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

          (b)  Data Road shall deliver to Buyer the following:

              (i) a certificate, dated as of the Closing Date and duly executed by an authorized representative of Data Road, to the effect set forth in Section 9.2(a) and 9.2(b) hereof; and

              (ii) such other documents and instruments as Buyer may
                   reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

          (c) Zanett and Buyer shall deliver, or shall cause to be delivered, to the Sellers the following:

              (i) a certificate, dated as of the Closing Date and duly executed by an authorized representative of Zanett and Buyer, as applicable, to the effect set forth in Sections 9.3(a) and 9.3(b) hereof; and

              (ii) such other documents and instruments as the Sellers may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

                      ARTICLE III.  THE PURCHASE PRICE

      3.1 Determination of Baseline Adjusted Income After Closing. As promptly as practicable after the Closing Date, Buyer shall prepare, or cause to be prepared at its sole expense, and deliver to the Sellers balance sheets for Data Road as of December 31, 2004, December 31, 2005 and as of the Closing Date, and related statements of income, statements of change in shareholders' equity and statements of cash flows for such periods (including the interim period between January 1, 2006 and the Closing Date), each prepared in accordance with GAAP, as applied on a basis consistent with Data Road's past practices ("Closing Financial Statements") to determine the actual Adjusted Income of Data Road for the year ended December 31, 2005 and the Actual Net Working Capital of Data Road.

      3.2  Purchase Price.

     (a) The "Purchase Price" for the Shares, up to an aggregate of $3,000,000 (plus any Additional Contingent Payments), shall consist of:

         (i) an amount of cash equal to $375,000, all of which shall be payable to the Sellers at the Closing in accordance with
              Section 3.3(a) (the "Initial Cash Payment");

         (ii) in respect of each of the Six-Month Performance Period and first One-Year Performance Period, an amount of cash up to $187,500, and in respect of each of the second and third One-Year Performance Periods, an amount of cash up to $375,000, payable to the Sellers after the Closing in accordance with
              Section 3.3(c) (each such payment,  a "Contingent Cash
              Payment");

         (iii)75,000 shares of Zanett Stock, such shares to be issuable to the Sellers in accordance with Section 3.3(b) (the "Initial Stock Payment");

         (iv) in respect of each of the Six-Month Performance Period and first One-Year Performance Period, a number of shares of Zanett Stock calculated by dividing up to $187,500 by the average closing price of a share of Zanett Stock as reported on NASDAQ for the three (3) consecutive trading days ending on the day prior to the last day of the corresponding Performance Period, and in respect of each of the second and third One-Year Performance Periods, a number of shares of Zanett Stock calculated by dividing up to $375,000 by the average closing price of a share of Zanett Stock as reported on NASDAQ for the three (3) consecutive trading days ending on the day prior to the last day of the corresponding One-Year Performance Period, such shares to be issuable to the Sellers after the Closing in accordance with Section 3.3(d) (each such payment, a "Contingent Stock Payment");

         (v) an additional 50,000 shares of Zanett Stock, which shares shall be deposited into escrow to be held and distributed in accordance with the terms and conditions of the Escrow Agreement (the "Escrow Amount"); and

         (vi) such additional amounts as Buyer may pay to the Sellers after the Closing in accordance with Section 3.3(e) (each such additional payment, an "Additional Contingent Payment").

      Notwithstanding anything to the contrary set forth herein and subject to Section 3.3(g) of this Agreement, the Initial Cash Payment, the Initial Stock Payment, any Contingent Cash Payment, any Contingent Stock Payment, any Additional Contingent Payment and any portion of the Escrow Amount otherwise payable to the Sellers pursuant to this Agreement shall be reduced by the amount of any cash paid to or shares of Zanett Stock issued to the Key Employees pursuant to the Key Employee Side Letters (as defined herein). In connection with all stock issuances hereunder, Zanett shall not be required to issue any fractional shares or scrip. All fractional shares shall be rounded up to the nearest whole number of shares of Zanett Stock.

      3.3  Payment of Purchase Price.

          (a) Initial Cash Payment. At the Closing, upon surrender to Buyer of certificates representing all and not less than all of the Shares, Buyer shall pay to each of the Sellers an amount of cash equal to fifty percent (50%) of the Initial Cash Payment. The Initial Cash Payment will be payable by means of wire transfer to accounts specified in writing to Buyer by the Sellers not less than five Business Days before the Closing Date.

          (b) Initial Stock Payment. Within 30 days after the Closing Date, Zanett shall issue and deliver to each of the Sellers a certificate, registered in the name of such Seller, representing a number of shares of Zanett Stock equal to fifty percent (50%) of the Initial Stock Payment.

          (c) Contingent Cash Payment. In respect of each Performance Period, upon complete satisfaction of the Performance Period Requirements set forth below, Buyer shall pay to each of the Sellers in cash fifty percent (50%) of the applicable Contingent Cash Payment. The Contingent Cash Payment shall be determined as follows:

              (i) If the Performance Multiple (defined below) for the Performance Period is less than one, the Contingent Cash Payment shall be equal to the product of the Performance Multiple and the maximum Contingent Cash Payment payable for the Performance Period; and

              (ii) If the Performance Multiple for the Performance Period is
                   equal to or greater than one, the Contingent Cash Payment shall be equal to the maximum Contingent Cash Payment payable for the Performance Period.

      In respect of each Performance Period, the applicable Performance Multiple shall be calculated as follows:

PM = ((AI/AIT) + (R/RT))/2

Where

PM   =   the Performance Multiple;

AI   =   the Adjusted Income for the Performance Period;

AIT  =   the Adjusted Income Target for the Performance Period;

R   =   the Revenue for the Performance Period; and

RT  =   the Revenue Target for the Performance Period.

      With respect to each Performance Period, the requirements set forth in paragraphs 1-4 below (the "Performance Period Requirements") must be satisfied as a condition precedent to Buyer's obligation to pay the applicable Contingent Cash Payment to a Seller for such Performance Period:

      1. The Adjusted Income of Data Road for the Performance Period must be equal to or exceed seventy percent (70%) of that Performance Period's Adjusted Income Target; and

      2. The Revenue of Data Road for the Performance Period must be equal to or exceed seventy percent (70%) of that Performance Period's Revenue Target; and

      3. During the Performance Period, such Seller shall not have been terminated for Cause (as such term is defined in the Seller's Employment Agreement) by Data Road or an Affiliate of Zanett as applicable; and

      4. Such Seller shall be in compliance with all non-competition sections of any employment agreement or non-competition agreement (including the Employment Agreement referenced in Section 9.2(g) hereof) to which he is a party. For purposes of this Section 3.3(c), any attempt by such Seller to have the above referenced agreements to which he is a party deemed void or unenforceable by a court of law or equity shall be deemed to be a violation of the Performance Period Requirements with respect to such Seller.

          (d) Contingent Stock Payment. In respect of each Performance Period, upon complete satisfaction of the Performance Period Requirements with respect to a Seller, Zanett shall issue and deliver to such Seller a certificate representing fifty percent (50%) of the applicable Contingent Stock Payment. The Contingent Stock Payment shall determined as follows:

              (i) If the Performance Multiple for the Performance Period is less than one, the number of shares of Zanett Stock issuable pursuant to such Contingent Stock Payment shall be equal to the product of the Performance Multiple and the maximum dollar figure used to calculate the Contingent Stock Payment for the applicable Performance Period (as set forth in 3.3(a)iv) hereof), divided by the average closing price of a share of Zanett Stock as reported on NASDAQ for the three (3) consecutive trading days ending on the day prior to the last day of the corresponding Performance Period; and

              (ii) If the Performance Multiple for the Performance Period is equal to or greater than one, the Contingent Stock Payment shall be equal to the maximum dollar figure used to calculate the Contingent Stock Payment for the applicable Performance Period (as set forth in 3.3(a)(iv) hereof), divided by the average closing price of a share of Zanett Stock as reported on NASDAQ for the three (3) consecutive trading days ending on the day prior to the last day of the corresponding Performance Period.

With respect to each Performance Period, the Performance Period Requirements must be satisfied with respect to a Seller as a condition precedent to Zanett's obligation to issue and deliver the Contingent Stock Payment for such Performance Period to such Seller.

         (e) Additional Contingent Payments. In the event that the Performance Multiple for a Performance Period is greater than one, upon complete satisfaction of the Performance Period Requirements with respect to a Seller, in addition to the payments called for by 3.3(c). Buyer shall pay to such Seller an amount equal to 50% of the maximum Contingent Cash Payment payable for the Performance Period multiplied by the difference between the Performance Multiple and one; provided that the aggregate amount of the sum of the Contingent Cash Payments, Contingent Stock Payments and Additional Contingent Payments payable to the Sellers for all Performance Periods, including, for this purpose, any payments made (or deemed to be made pursuant to Section 3.3(g)) to Key Employees pursuant to the Key Employee Side Letters (as defined herein), shall not exceed, in the aggregate, $10,000,000 (the "Contingent Payment Cap"). Buyer shall pay Additional Contingent Payments in cash, options to purchase shares of Zanett Stock or a combination of both, as Buyer shall determine in its sole discretion.

         (f) Taxes. All Taxes incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby shall be paid by Data Road, excluding any such Taxes incurred by the Sellers. The Sellers shall prepare or cause to be prepared, at their sole expense, and file or cause to be filed, and pay or cause to be paid, all Tax Returns for Data Road for all periods prior to the Closing Date which are filed after the Closing Date. The Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence. All Tax sharing agreements or similar agreements with respect to or involving Data Road shall be terminated as of the Closing Date and, after the Closing Date, Data Road shall not be bound thereby or have any liability thereunder.

         (g) Notwithstanding anything in this Agreement to the contrary, if a Key Employee's employment with Data Road, Zanett or any of their Affiliates is terminated by reason of such Key Employee's death or disability, by the Key Employee for any other reason, or by Data Road, Zanett or any of their Affiliates, as applicable, for reasons mutually agreed upon by the appropriate employer and the Sellers, then that Key Employee shall not be entitled to receive any further Contingent Cash Payments, Contingent Stock Payments, Additional Contingent Payments or any portion of the Escrow Amount after the date of such termination and fifty percent (50%) of such Key Employee's portion of the Contingent Cash Payments, Contingent Stock Payments, Additional Contingent Payments or Escrow Amount shall thereafter be payable, and Buyer shall pay such amount, to each Seller. In the event a Key Employee's employment with Data Road, Zanett or any of their Affiliates is terminated by any party for any other reason, then neither the Key Employee nor either Seller shall be entitled to receive such Key Employee's portion of the Contingent Cash Payments, Contingent Stock Payments, Additional Contingent Payments or Escrow Amount after the date of such termination; provided, however, that such Key Employee's portion of the Contingent Cash Payments, Contingent Stock Payments, Additional Contingent Payments and Escrow Amount shall be deemed to have been paid for purposes of determining compliance with the Contingent Payment Cap pursuant to Section 3.3(e) hereof.

      3.4 Accounting Procedures of the Company. Unless otherwise agreed to in writing by the parties, all financial statements of Data Road for all times from and after the Closing shall be prepared in accordance with GAAP applied on a basis consistent with Sellers' past practices in a manner such that Adjusted Income, Revenue, any Contingent Cash Payment, Contingent Stock Payment, Additional Contingent Payment, and all matters relating to the calculation of Adjusted Income, Revenue and any Contingent Cash Payment, Contingent Stock Payment, Additional Contingent Payment (including the determination with respect to capitalization or expense of various items and related depreciation or amortization periods, reserve methods for accounts receivable and inventory, and the treatment of other unusual or extraordinary items) shall be determined in accordance with Sellers' past practices. The parties agree that any changes in GAAP accounting rules from and after the date hereof shall not affect the calculation of any contingent payment. The parties shall use the GAAP rules, regulations and standards in effect as of the date hereof as a basis for calculation of all contingent payments.

      3.5  Working Capital Adjustment.

          (a) In connection with the delivery of the Closing Financial Statements, Buyer shall deliver a calculation of Actual Net Working Capital and a notice (the "Buyer's Notice of Adjustment") setting forth its proposed adjustment, if any, of the Purchase Price contemplated hereby. Upon reasonable notice from the Sellers, Buyer will make available to the Sellers and their representatives all books, records, personnel, including auditors work papers, used in connection with the Actual Net Working Capital determination.

          (b) If the Actual Net Working Capital is equal to the Target Net Working Capital, then, subject to the terms and conditions of the Escrow Agreement, the Escrow Amount shall be released from escrow to the Sellers within ten (10) days following final determination of the Actual Net Working Capital (the "Final Determination Date").

          (c) If the Actual Net Working Capital is less than the Target Net Working Capital, then, within ten (10) days following the Final Determination Date, there shall be released from escrow to Buyer such number of shares of Zanett Stock equal to the dollar amount of such shortfall divided by $3.00; provided, however, that Sellers' entire liability with respect to any such shortfall shall be limited to the release of Escrow Amount to Buyer hereunder, and the number of shares of Zanett Stock to be released to Buyer hereunder, shall not, in any event, exceed the Escrow Value. The Purchase Price shall be deemed to be decreased by any amount equal to such dollar amount of the Escrow Amount actually paid to Buyer pursuant to the foregoing sentence. Any Escrow Amount that remain in escrow following any required release of Escrow Amount to Buyer pursuant to this Section 3.5(c) hereof shall be released from escrow to the Sellers. If the Performance Multiple for the first One-Year Performance Period is equal to or greater than one, then Zanett shall issue and deliver to each Seller a number of shares of Zanett Stock equal to fifty percent (50%) of the number of shares of Zanett Stock released to the Buyer pursuant to this Section 3.5(c).

          (d) If the Actual Net Working Capital is greater than the Target Net Working Capital, then any Escrow Amount that remain in escrow shall be released from escrow to the Sellers within ten (10) days following the Final Determination Date.

          (e) Buyer and Jeffery Francis (in his capacity as representative of the other Seller and the Key Employees) shall deliver joint written instructions to the Escrow Agent consistent with this Section 3.5 on or following the Final Determination Date. If the Escrow Amount is released to

Buyer prior to the Final Determination Date pursuant to the terms of the Escrow Agreement, such release shall not alone relieve any party of its obligations under this Section 3.5.

       ARTICLE IV.  REPRESENTATIONS AND WARRANTIES REGARDING DATA ROAD

      As a material inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Data Road and the Sellers hereby jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by Buyer regardless of any investigation made or information obtained by or on behalf of Buyer:

      4.1  Organization; Qualification and Capital Stock; Corporate Records.

          (a) Data Road is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its Business as now being conducted.

          (b) Data Road is duly qualified to do business and in good standing in each jurisdiction in which the nature or conduct of the Business or the character or location of its properties makes such qualification necessary, except where any such failure would not have a material adverse effect on Data Road.

          (c) The names of the directors and officers of Data Road, together with the offices they hold, are set forth on Schedule 4.1(c). Data Road has delivered to Zanett true and complete copies of (i) the articles of incorporation of Data Road, together with all amendments thereto and (ii) the by-laws of Data Road, together with all amendments thereto, as currently in effect.

          (d) The authorized capital stock of Data Road consists of 100 shares of common stock, par value $1.00 per share, of which 100 shares are duly and validly issued and outstanding, fully paid and non-assessable. Other than the Shares, since its date of incorporation, Data Road has not issued any shares of its capital stock, nor has Data Road effected any stock split or otherwise changed its capitalization.

          (e) None of the outstanding shares of Data Road's capital stock has been issued in violation of any preemptive rights of the current or past shareholders of Data Road, or any stock purchase agreement or other agreement to which Data Road was or is a party or bound.

          (f) Except as set forth on Schedule 4.1(f), since January 1, 2006, Data Road has not (i) paid any dividend to any of its equity owners, (ii) made any other distribution on or with respect to, or redeemed or otherwise acquired, any equity interest in Data Road, (iii) made or permitted any change in the authorized, issued, or treasury shares of its equity securities, or (iv) taken any action which, if taken after the date of this Agreement, would require the prior written consent of Buyer pursuant to this Agreement. There is no liability for dividends declared or accumulated but unpaid with respect to any of the Shares.

          (g) Data Road has not made any distributions to any holders of Shares or participated in or effected any issuance, exchange or retirement of Shares, or otherwise changed the equity interests of holders of Shares in contemplation of effecting the transactions contemplated by this Agreement and the Related Agreements within the one year immediately preceding the date of this Agreement.

          (h) Except as set forth on Schedule 4.1(h), Data Road has not conducted business under any name other than its own. Schedule 4.1(i) includes a list of all of Data Road's fictitious name registrations.

          (i) Subject to the satisfaction of the conditions precedent set forth herein, Data Road has the corporate power to execute, deliver and perform this Agreement and the Related Agreements to which Data Road is a party, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its articles of incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and the Related Agreements. The execution and delivery of this Agreement has been approved by the Board of Directors of Data Road.
This Agreement is a valid obligation of Data Road, legally binding upon it and enforceable in accordance with its terms.

          (j) All corporate books and financial records included in the Books and Records of Data Road are complete and correct in all material respects and have been maintained in accordance with good business practice. True and complete copies of all minutes, resolutions, stock certificates and stock transfer ledgers of Data Road are contained in the minute books and stock transfer ledgers that have been delivered to Buyer for inspection and will be delivered to Buyer at the Closing.

      4.2  No Violations of Laws or Agreements, Consents or Defaults.

          (a) The execution and delivery of this Agreement by Sellers and Data Road and the consummation by Sellers and Data Road of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the articles of incorporation or by-laws of Data Road or
(ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over Data Road, any assets of Data Road or the Seller.

          (b) Except as set forth in Schedule 4.2(b), the delivery by Sellers and Data Road of this Agreement, the Related Agreements and the consummation by Sellers and Data Road of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, or require notice to any third party under, any agreement, instrument, or commitment to which Data Road or the Sellers are party, by which it or the Sellers are bound, or to which any of Data Road's property is subject, and no consent or approval is required from any third party for the transactions contemplated by this Agreement and the Related Agreements.

          (c) Data Road is not in default under, or in violation of any provision of, its articles of incorporation, by-laws, any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment, or any other agreement that is material to the Business of Data Road.

      4.3 No Subsidiaries. Data Road does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization other than Data Road Philippines, Inc.. Data Road is not a party to any joint venture or partnership.

      4.4  Financial Information.

          (a) Attached hereto as Schedule 4.4(a) are true and complete copies of the Financial Statements. Except as set forth on Schedule 4.4(a), the Financial Statements (except as may be disclosed therein), fairly present in all material respects the financial position and the results of operations of Data Road as of the dates and for the periods indicated, and do not include or omit any material fact, the result of which inclusion or omission is to make the Financial Statements materially misleading. The Financial Statements provide in all material respects for all bad and doubtful debts, material liabilities (actual, contingent, deferred or otherwise) and material financial commitments existing as of the dates thereof.

          (b) Except for obligations incurred in the ordinary course of business since December 31, 2003 or as set forth on Schedule 4.4(b), (i) there are no liabilities or obligations of Data Road whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, required in accordance with GAAP or otherwise to be reserved against or disclosed in the Financial Statements, which are not so reserved or disclosed, (ii) to the knowledge of Data Road, there is not any past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Data Road giving rise to any such liability or obligation and (iii) Data Road has no material liability or obligation, singularly or in the aggregate, in the amount of $10,000 or more, whether accrued, absolute, contingent or otherwise, as of the respective dates of the Financial Statements not required to be reflected or disclosed in the Financial Statements.

          (c) Except as disclosed on Schedule 4.4(c), the Financial Statements do not reflect any material income or expense that was unusual in nature, nonrecurring, extraordinary, or otherwise not in the ordinary course of Data Road's Business, consistent with past practices.

          (d) All tangible assets used by Data Road in the Business are reflected in the Financial Statements except those sold, transferred or otherwise disposed of, or purchased or otherwise acquired, in the ordinary course of business.

      4.5 Absence of Certain Changes. Since January 1, 2006, except as set forth on Schedule 4.5, and except for transactions contemplated by this Agreement, Data Road has conducted the Business only in the ordinary course and consistent with past practice, and has not:

          (a)  suffered any material adverse change;

          (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business and consistent with past practice (including obligations or liabilities arising from one transaction or a series of related or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

         (c) declared, set aside or paid any dividend or distribution in respect of shares of the capital stock of Data Road or redeemed, purchased or otherwise acquired any Data Road capital stock;

         (d) issued, delivered, or sold, or authorized the issuance, delivery or sale of, any share of capital stock or any option or rights with respect thereto, or modification or amendment of any right of any holder of outstanding shares of capital stock or options with respect thereto;

         (e) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent, known or unknown, or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the balance sheet dated as of December 31, 2005 (the "Balance Sheet Date") included in the Financial Statements (the "Balance Sheet") or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

         (f) permitted or allowed any of the assets or properties of Data Road to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for (a) encumbrances related to Taxes not yet due and payable, (b) encumbrances for landlord's warehouseman's, mechanic's, materialmen's and other similar liens for sums not overdue, (c) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation, (d) deposits to secure public or statutory obligations of Data Road and (e) encumbrances pursuant to that certain Security Agreement dated July 25, 2002, between Data Road and Monticello Bank, as amended or supplemented (collectively, "Permitted Encumbrances");

         (g) written down the value of any inventory or written off as uncollectible any notes or accounts receivable;

         (h) canceled any debts, or waived any claims or rights of substantial value;

         (i) sold, transferred or otherwise disposed of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

         (j) disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright, or disposed of or disclosed to any Person other than an Affiliate any invention, discovery, know-how, trade secret, formula, process or other intellectual property not theretofore a matter of public knowledge;

         (k) granted any general increase in the compensation of employees of Data Road (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee of Data Road in excess of merit increases consistent with past practice, and no such increase is customary on a periodic basis or required by agreement or understanding;

         (l) made any capital expenditure or commitment for capital expenditures, other than those capital expenditures or commitments that have been paid in full;

         (m) made any change in any method of accounting or accounting practice or failed to maintain the books and records of Data Road in the ordinary course of business and consistent with past practice;

         (n) failed to maintain any of its properties or equipment in good operating condition and repair, subject to ordinary wear and tear;

         (o) failed to maintain in full force and effect all existing policies of insurance at least at such levels as were in effect prior to such date or canceled any such insurance or, to its knowledge, taken or failed to take any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing;

         (p) entered into any transaction or made or entered into any material contract or commitment, or terminated or amended any material contract or commitment, except in the ordinary course of business and consistent with past practice, and not in excess of current requirements;

         (q) taken any action that could reasonably be expected to have a material adverse effect on the business organization of Data Road or Data Road's current relationships with its customers, employees, suppliers, distributors, advertisers, subscribers or others having business relationships with Data Road; or

         (r) agreed in writing or otherwise to take any action with respect to any of the matters described in this Section 4.5.

      4.6 Licenses; Regulatory Approvals. Data Road holds all licenses, certificates and other regulatory approvals required or necessary to be applied for or obtained in connection with the Business as presently conducted by Data Road, except where the failure to obtain such licenses, certificates or other regulatory approvals would not have a material adverse effect. All such licenses, certificates and other approvals are listed on
Schedule 4.6. Except as set forth on Schedule 4.6, all such licenses, certificates and other regulatory approvals relating to the Business, operations and facilities of Data Road are in full force and effect. Any and all past litigation concerning such licenses, certificates and regulatory approvals, and all claims and causes of action raised therein, have been finally adjudicated, and, in the case of such litigation finally adjudicated since the Balance Sheet Date such adjudication has not had a material adverse effect on Data Road. Except as set forth on Schedule 4.6, no such license, certificate or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legislative or administrative), arbitration or other process is pending, or to the knowledge of Data Road, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate or regulatory approval.

      4.7  Regulatory Matters.

          (a) Except as may be disclosed in Schedule 4.7(a), (i) Data Road is not the subject of any outstanding, nor, to the knowledge of Data Road, any threatened, investigation, audit, review or other examination of Data Road by any federal or state governmental agency having supervisory or regulatory authority with respect to Data Road or the Business, and (ii) Data Road is not subject to, nor has Data Road received any notice or advice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with any federal or state governmental agency having supervisory or regulatory authority with respect to Data Road or the Business.

          (b) To the knowledge of Data Road, there is no proposed or pending change in any law or regulation affecting the Business which would have a material adverse effect on Data Road.

      4.8  Tax Matters.

          (a) Data Road has prepared and filed in accordance with applicable laws, rules and regulations all federal, state and local income, franchise, excise, sales, use, real and personal property and other Tax Returns, information statements and reports required to be filed by it, or Data Road has prepared and filed appropriate requests for extensions to file such Tax Returns and all such requests have been timely filed and granted and have not expired in accordance with applicable laws, rules and regulations. All such Tax Returns for the last three (3) years have been previously disclosed in full to Buyer and are listed on Schedule 4.8(a).

          (b) All such Tax Returns correctly and completely reflect the information required to be presented therein, and Data Road has not paid any penalty, surcharge, fine or interest in connection with any alleged underpayment of Taxes.

          (c) Except as disclosed on Schedule 4.8(c) (which lists good faith tax disputes), Data Road has paid all Taxes that have become due and payable to (or claimed to be due and payable by) any federal, state, county, local, foreign or other taxing authority. Data Road has made full provision or reserve in the Financial Statements for all Taxes for which Data Road is or may be accountable with respect to income, profits or gains earned, accrued or received on or before the dates thereof, including distributions made on or before such dates or provided for in such Financial Statements, and full and proper provision has been made in such Financial Statements for deferred Tax for which Data Road is or may be accountable with respect to income, profits or gains earned, accrued or received on or before the dates thereof in accordance with GAAP and in the aggregate do not materially fail to provide for potential Tax liabilities. All estimated Tax payments that have become due and payable prior to the date of this Agreement have been paid.
No claim has ever been made by an authority in a jurisdiction where Data Road does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Data Road.

          (d) Data Road has properly withheld from the salaries, wages or other compensation paid or payable to officers, employees or other persons, and has paid to the appropriate federal, state or local taxing authorities, any amounts required to be withheld therefrom under applicable laws, rules or regulations.

          (e) To Data Road's knowledge, no event, transaction, act or omission has occurred which could result in Data Road becoming liable for any Tax which is primarily or directly chargeable against or attributable to a Person other than Data Road or which is charged by reference to the income or gains of another Person. In the event that Data Road has been part of a consolidated group of taxpayers, Data Road is not liable for any Tax obligations of the other members of the group.

          (f) To Data Road's knowledge, no Tax Return (or item in a Tax Return) is currently under audit by any taxing authority, and there are no agreements for the waiver of any statute of limitations in respect of any Taxes or for the extension of time for the assessment or payment of any Tax. Data Road is not, and does not expect to be, involved in any material dispute in relation to any Tax matters, and to Data Road's knowledge no taxing authority has investigated or indicated that it intends to investigate Data Road's Tax matters. Data Road is not aware of any facts which may constitute the basis for the proposal of any Tax deficiencies for any unexamined year.

          (g) Data Road is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). To the knowledge of Data Road, Data Road has not been a United States real property holding corporation within the meaning of Code 897(c)(2) during the applicable period specified in Code 897(c)(1)(A)(ii). Data Road has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code 6662. Data Road is not a party to or bound by any Tax allocation or sharing agreement. Data Road (i) has not been a member of an "Affiliated Group" filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (h) Data Road has not entered into any transaction or course of conduct (other than legitimate, good faith Tax planning) designed in whole or in part to evade Taxes.

          (i) Data Road will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i) change in method of accounting for a taxable period ending on or prior to the Closing Date in accordance with Code 481 (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in Code 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date;
(vi) transfer of intangible property to which Code 367(d) or Code 482 may apply.

          (j) Data Road is, and has been at all times since its inception, an S corporation as defined in Code 1361, and Data Road is not and has not been subject to either the built-in-gains tax under Code 1374 or the passive income tax under Code 1375.

      4.9  Litigation Claims.

          (a) There is no action, suit, claim, investigation or proceeding, whether at law or in equity (a "Claim"), pending or, to the knowledge of Data Road, threatened that questions the validity of this Agreement or the Related Agreements or any action taken or to be taken by Data Road or the Sellers in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

          (b) Schedule 4.9(b) sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Claim pending or, to the knowledge of Data Road, threatened against or affecting Data Road. None of the pending or threatened Claims set forth on Schedule 4.9(b), if adversely determined, would individually or in the aggregate, result in a material adverse effect on Data Road. To the knowledge of Data Road, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any third party of any Claim, other than those listed on Schedule 4.9(b). Except as set forth in
Schedule 4.9(b), there is no outstanding or, to the knowledge of Data Road, threatened judgment, injunction, order or consent or similar decree or agreement (including, without limitation, any consent or similar decree or agreement with any governmental entity) against, affecting or naming Data Road.

          (c) To Data Road's knowledge, except as disclosed in Schedule 4.9(c), there is no claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) pending, or to the knowledge of Data Road, threatened relating directly or indirectly to any product manufactured or sold, or any services performed, by Data Road.

      4.10  Properties, Contracts; Leases and Other Agreements; Bank
Accounts.

           (a)  Data Road does not own any real estate.

           (b) All leasehold interests for real property and any material personal property used by Data Road in the Business are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, the agreements for which are listed on Schedule 4.10(b). To the knowledge of Data Road, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and, to the knowledge of Data Road, there are no condemnation proceedings pending or threatened with respect to such properties. Data Road has not assigned or subleased its interests under such leases or the assets covered thereby. Each such lease has been duly and validly executed, is in full force and effect and constitutes the valid and binding agreement of the parties thereto. Any additional business offices maintained by Data Road during the past two (2) years are also listed by location on Schedule 4.10(b).

           (c) Except as set forth on Schedule 4.10(c), and excluding trade accounts payable incurred in the ordinary course of business and payable to Persons other than Affiliates of Data Road, Data Road does not have any liabilities for borrowed funds, extensions of credit or other advances that are subject to repayment whether pursuant to a written agreement, oral understanding or course of conduct, and whether reflected on the Financial Statements as indebtedness, accounts payable or otherwise, and any such liability set forth on Schedule 4.10(c) may be prepaid at any time without premium or penalty.

           (d) Except as set forth in Schedule 4.10(d), Data Road is not a party to any agreements, contracts or commitments relating to the acquisition of the assets or capital stock of any other business enterprise.

           (e) Except as set forth in Schedule 4.10(e), Data Road is not a party to any agreements, loans, contracts, leases, guarantees, letters of credit, lines of credit or commitments of Data Road not referred to elsewhere in this Agreement which:

               (i) involve potential payments by Data Road or incurring by Data Road of costs or obligations, of more than $10,000 in the aggregate;

               (ii) involve payments based on profits of Data Road;

               (iii)relate to the future purchase of goods or services in excess of the requirements of the Business at current levels or for normal operating purposes;

               (iv) include powers of attorney or grants of agency by Data
                    Road;

               (v) cannot be canceled by Data Road without penalty or premium on no more than thirty (30) days' notice;

               (vi) were not made in the ordinary course of business; or

               (vii)otherwise materially affect the Business or financial condition of Data Road.

          (f) Except as set forth in Schedule 4.10(f), no contracts material to the Business or financial condition of Data Road are terminable or are subject to modification by reason of the consummation of the transactions contemplated by this Agreement and the Related Agreements, and Data Road has not received notice of any potential termination or modification of such contracts.

          (g) Except as set forth in Schedule 4.10(g), neither Data Road, nor any other party, is in default, technical or otherwise, of any real estate lease, equipment lease, loan or credit agreement, or any other contract or agreement to which Data Road is a party, and no event or condition has occurred or exists which, with the passage of time, giving of notice or both, would cause Data Road, or, to the knowledge of Data Road, any other party, to be in default thereunder.

          (h) Set forth on Schedule 4.10(h) is an accurate and complete list showing the name and address of each bank, securities broker, mutual fund, investment company, investment adviser or other financial institution or similar Person with which Data Road has an account, including the account or box number and the names of all persons and entities authorized to draw thereon or have access thereto.

          (i) All material contracts and agreements to which Data Road is a party ("Contracts") (i) are valid and enforceable in accordance with their respective terms; (ii) no Default (as defined below) exists under any Contract either by Data Road or, to the knowledge of Data Road, by any other party thereto; (iii) Data Road is not aware of the assertion by any third party of any claim of Default or breach under any of the Contracts; and (iv) Data Road has no knowledge of any present intention on the part of any significant customer or supplier or other business partner of Data Road to either (a) terminate or significantly change its existing business relationship with Data Road either now or in the foreseeable future, or (b) fail to renew or extend its existing business relationship with Data Road at the end of the term of any existing contractual arrangement such entity may have with Data Road. For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any breach of or default under such Contract, or (y) any event, other than the normal passage of time, which would (either with or without notice or lapse of time or both) give rise to any right of full or partial termination, cancellation or acceleration of any obligation with respect to such Contract.

          (j) Set forth on Schedule 4.10(j) is an accurate and complete list showing all Contracts whereby Data Road is providing products or services of any kind to a third party.

          (k) Except as set forth on Schedule 4.10(k) and those which are no longer in effect, Data Road has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

      4.11  Employee Matters; Benefit Plans; ERISA.

           (a) Except as may be disclosed in Schedule 4.11(a), Data Road has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Data Road and, to the knowledge of Data Road, there is no present effort nor existing proposal to attempt to unionize any group of employees of Data Road.

           (b)  Except as may be disclosed in Schedule 4.11(b):

               (i) Data Road is and has been in material compliance with all applicable laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and Data Road is not engaged in any unfair labor practices;

               (ii) There is no unfair labor practice complaint against Data
                    Road pending or, to the knowledge of Data Road, threatened before the National Labor Relations Board;

               (iii)There is no labor dispute, strike, slowdown or stoppage pending or, to the knowledge of Data Road, threatened against or directly relating to Data Road; and

               (iv) Data Road has not experienced any work stoppage or other material labor difficulty during the past year.

          (c) Except as described and attached to Schedule 4.11(c), Data Road is not a party to any agreement for the employment, retention or engagement or severance of any officer, employee, agent, advisor or consultant.

          (d) Schedule 4.11(d) contains a correct and complete list of all Benefit Plans maintained by Data Road or to which Data Road or any ERISA Affiliate (as defined below) contributes. Data Road has delivered or made available to Buyer, with respect to all such Benefit Plans, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit;
Forms series 5500 as filed with the IRS for the three most recent plan years (including all attachments thereto); the most recent report of the enrolled actuary for any plans requiring actuarial valuation; all trust agreements with respect to the Benefit Plans; plan contracts with service providers or insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; the most recent annual audit and accounting of plan assets for all funded plans; and the most recent Internal Revenue Service ("IRS") determination letter or opinion letter for all plans qualified under Section 401(a) of the Code.

          (e) Neither Data Road nor any ERISA Affiliate participates in or maintains or has ever maintained or been obligated to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA), and neither Data Road nor any ERISA Affiliate has withdrawal liability with respect to any multi-employer plan.

          (f) Neither Data Road nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

          (g) Data Road has made full payment of all amounts it is required, under applicable law or the terms of each Benefit Plan, to have contributed thereto before the Closing Date for all periods through and including the close of the last plan year ending prior to the Closing Date, or proper accruals for such contributions have been made and are reflected on its balance sheet and books and records. Data Road will pay such contributions to the Benefit Plans for the current plan year prior to the Closing Date, or, if any such contributions will not be due prior to the Closing Date, has made adequate provision for reserves therefor. All such contributions are fully deductible by Data Road for purposes of Data Road's federal income taxes, and Data Road has no actual or potential liability for the 10 percent tax imposed by section 4972 of the Code.

          (h) All Taxes, penalties, interest charges and other financial obligations to federal, state and local governments and to participants or beneficiaries under the Benefit Plans with respect to any period ending on or before the Closing Date have been or will be met in full on or before the Closing Date.

          (i) All reports, returns, notices and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant or beneficiary have been duly and timely filed or distributed.

          (j) Each Benefit Plan required to be listed on Schedule 4.11(d) that is intended to be qualified under Section 401 of the Code is (and from its establishment has been) the subject of a favorable determination letter or opinion letter issued by the IRS, and no such determination letter or opinion letter has been revoked nor, to Data Road's knowledge, has revocation been threatened, nor has any Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost, and no Benefit Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code. Each trust maintained under any such Benefit Plan is (and from its establishment has been) exempt from federal income tax under Section 501 of the Code.

          (k) Each Benefit Plan required to be listed on Schedule 4.11(d) complies, in both form and operation, with the applicable requirements of ERISA, the Code and other applicable law. There are no pending investigations by any governmental agency involving such Benefit Plans, no termination proceedings involving the Benefit Plans, and, to Data Road's knowledge, no threatened or pending claims (except for routine claims for benefits), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any liability nor, to Data Road's knowledge, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

          (l) Neither Data Road nor any "party in interest" (as defined in section 3(14) of ERISA) or "disqualified person" (as defined in section 4975(e)(2) of the Code) with respect to any Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) for which a statutory, administrative, or regulatory exemption is not available. No Benefit Plan has been (or will be as a result of the transactions contemplated hereby) completely or partially terminated or has been (or will be as a result of the transactions contemplated hereby) subject to a "reportable event" (as defined in section 4043 of ERISA) or to any event requiring disclosure under section 4062(e) or 4063(a) of ERISA.

          (m) Data Road is in full compliance with the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the health insurance obligations (sometimes referred to as "HIPAA") imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA.

          (n) Other than the group health plan continuation coverage requirements required by applicable law (as described in subsection (m) above), the cost of which is fully paid by the former employee or his or her dependent, Data Road does not maintain retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

          (o) Except as set forth on Schedule 4.11(o), Data Road is not a party to any oral or written agreement with any director, executive, officer or other key employee, the benefits of which are contingent or the terms of which are materially altered or permit termination, upon the occurrence of a transaction of the nature contemplated by this Agreement and the Related Agreements, and which provides for the payment of in excess of Fifty Thousand Dollars ($50,000), or agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Related Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Related Agreements.

      4.12  Personnel.

           (a) Schedule 4.12(a) contains a true and complete list of the following information for all persons employed by Data Road, including each employee on leave of absence or layoff status:

               (i)   Name

               (ii)  Job title

               (iii) Department (if applicable)

               (iv)  Location of Employment

               (v)   Indicate Billable/Non Billable

               (vi)  Hourly Rate

               (vii) Annual Salary (Current)

               (viii)Gross Salary 2005 and Year to Date 2006

               (ix)  Bonus paid 2005 and Year to Date 2006

               (x)   Hire date

               (xi)  Vacation accrued

               (xii) Service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, option, cash bonus, ownership plan

               (xiii)Severance pay

               (xiv) Any assignment of inventions or similar agreement

               (xv)  Social Security Number

               (xvi) Copies of performance reports

               (xvii)All disciplinary records

           (b) Schedule 4.12(b) contains a correct and complete description of Data Road's performance measurement and compensation policies and procedures as they relate to employees in effect as of the Closing Date and for the year prior to the Closing Date.

           (c) Schedule 4.12(c) lists all Persons who are currently performing services for Data Road who are classified as "consultants" or "independent contractors," the compensation of each such Person and whether Data Road is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Schedule 4.12(c) and have been delivered (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Buyer. All Persons engaged by Data Road as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

           (d) Except as disclosed in Schedule 4.12(d), (i) none of the employees of Data Road has notified or otherwise indicated to Data Road that he or she intends to terminate his or her employment with Data Road, or not to continue employment after the Closing; (ii) Data Road does not have a present intention to terminate the employment of any employee; (iii) to the knowledge of Data Road, no employee of Data Road has since January 1, 2006 received an offer of an employment from any other Person; (iv) to the knowledge of Data Road, no employee of Data Road is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any Person that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee or (B) the business or operations of Data Road; (v) to the knowledge of Data Road, no employee of Data Road is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with or to a former employer relating to the right of any such employee to be employed by Data Road; and (vi) Data Road is not and never has been engaged in any dispute or litigation with an employee or former employee.

           (e) Data Road is in compliance, and has complied, in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Data Road is not liable for the payment of material Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws. Data Road is not engaged, and to the knowledge of Data Road has never engaged, in any unfair labor practice of any nature. The employees of Data Road have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law.
Except as set forth on Schedule 4.12(e), Data Road has not failed to pay any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

           (f) Data Road, and, to the knowledge of Data Road, each of its employees, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of Data Road will expire during the six-month period following the date of this Agreement.
Schedule 4.12(f) sets forth (i) a true and complete list of all current employees of Data Road, if any, who are employed in the United States, but are not citizens of the United States or who are not permanent residents of the United States, together with a listing of each such employee's visa status and visa expiration date, (ii) each employee regarding whom Data Road has received a notice challenging or otherwise relating to such employee's authorization to work in the United States, (iii) a true and complete list of all current employees of Data Road, if any, who are employed in the Philippines, but are not citizens of the Philippines or who are not permanent residents of the Philippines, together with a listing of each such employee's visa status and visa expiration date and (iv) each employee regarding whom Data Road has received a notice challenging or otherwise relating to such employee's authorization to work in the Philippines. Since November 1, 2002, Data Road has not received any written notice of any inspection or investigation relating to any alleged noncompliance with or violation of the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (collectively, "IRCA"), nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

      4.13  Title to and Condition of Properties.

           (a) Except as described in Schedule 4.13(a), Data Road collectively owns or uses all of the personal property included in the Balance Sheet (except assets as have been disposed of in the ordinary course of Data Road's business since the Balance Sheet Date), which owned assets are free and clear of all Encumbrances and rights to possession of third parties, of every type and nature, except for Permitted Encumbrances. The assets of Data Road are sufficient to carry on the Business of Data Road in the ordinary course as presently conducted. Other than as disclosed in Schedule 4.13(a) or specifically provided for in this Agreement, Data Road has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of Data Road, and, except for property leased by Data Road, to Data Road's knowledge, no person or other company has any right to possession, use or occupancy of any of the property used by Data Road.

           (b) Except for inventory that is excess, damaged or obsolete, for which Data Road has established in the aggregate an adequate reserve in the Balance Sheet in accordance with GAAP, the inventory reflected in the Balance Sheet, if any, and not disposed of or reserved since such date is of good and merchantable quality, of a quantity and quality saleable in the ordinary course of business of Data Road in accordance with past practices and is adequate as of the date hereof for the business of Data Road as conducted as of such date.

           (c) Equipment used by Data Road in the conduct of its business is, as of the date hereof, taken as a whole in good and operating condition (reasonable wear and tear excepted) and is sufficient to carry on the business of Data Road in the ordinary course as it is presently conducted.

      4.14 Product and Service Warranties. Except as set forth on Schedule 4.14, each product or service delivered or licensed by Data Road has been in conformity in all material respects with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and, to the knowledge of Data Road, Data Road has no liability for replacement or repair thereof or other damages in connection therewith, except for liabilities incurred in the ordinary course of business, and no product or service delivered or licensed by Data Road is subject to any guaranty, warranty, or other indemnity.

      4.15  Intellectual Property.

           (a) Except as set forth on Schedule 4.15(a), Data Road owns, free and clear of all liens, mortgages, security interests, charges and encumbrances of every nature, kind and description, except for Permitted Encumbrances, and has good and merchantable title to, or holds adequate licenses or otherwise possesses all rights necessary to use, all patents, trademarks, service marks, trade names, copyrights (including any applications for any of the foregoing), the domain name www.dataroad.com, all other names embodying business or product goodwill (or both), inventions, discoveries and improvements, processes, know-how, trade secrets, scientific, technical, engineering and marketing data, computer programs, software, including all object and source codes, programming tools and all other techniques used or necessary for the conduct of the Business as now conducted (collectively, the "Intellectual Property").

           (b)  Schedule 4.15(b) contains an accurate and complete list of
(i) all such patents, trademarks, trade names, service marks, assumed names and copyrights, and all applications therefor, and, with respect to registered items, contains a list of all jurisdictions in which such items are registered and all registration numbers; (ii) all licenses, permits and other agreements relating thereto; and (iii) all agreements relating to any of such Intellectual Property that Data Road is licensed or authorized to use by others. The patents, trademarks, service marks and copyrights, licenses, permits and other agreements constituting a part of such Intellectual Property and solely owned by Data Road, if any, are valid, subsisting and enforceable, and are duly recorded in the name of Data Road.

           (c) All software, other than generally available software such as Microsoft Office, and other standard "off-the-shelf" software, and generally available system development tools, that is either marketed to customers of Data Road as a program or as part of a service to support the Business is owned by Data Road or Data Road has the right to use, modify, copy, sell, distribute, sublicense and make derivative works free and clear of any limitations or Encumbrance, except for Permitted Encumbrances and as may be set forth in any license agreement listed in Schedule 4.15(c). To the extent third party software is marketed to customers of Data Road together with the Intellectual Property solely owned by Data Road, the third party rights have been identified in Schedule 4.15(c), all necessary licenses have been obtained and no royalties or payments are due from Data Road to third parties except as identified on Schedule 4.15(c).

           (d) Except as set forth on Schedule 4.15(d), to the knowledge of Data Road, Data Road has the sole and exclusive right to use the patents, service marks and copyrights listed in Schedule 4.15(b) and the trademarks and trade names listed in Schedule 4.15(b), in each case, in all jurisdictions in which the Business is conducted or in which any products of the Business are distributed, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

           (e) No claims have been asserted by any Person challenging or questioning the ownership, validity, enforceability or use by Data Road of any of the Intellectual Property and, to the knowledge of Data Road, there is no valid basis for any such claim, and, to the knowledge of Data Road, the use or other exploitation of the Intellectual Property by Data Road does not infringe on or dilute the rights of any Person; and, to the knowledge of Data Road, no Person is infringing on the rights of Data Road with respect to any of the Intellectual Property.

          (f) Data Road has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property of Data Road, including computer programs, trade secrets and other confidential information. Except as disclosed in Schedule 4.15(f), no Person has any marketing rights to the Intellectual Property of Data Road. To the knowledge of Data Road, no Person listed in such schedule is in breach or default under its obligations.

          (g) Data Road has made available to Buyer all documents in Data Road's custody, possession or control with respect to any invention, discovery, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documents shall be accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, discovery, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use.

      4.16 Insurance. Schedule 4.16 lists all policies of insurance owned or held by Data Road or insuring its assets. All current premiums and any other obligations under such insurance have been paid, and all such policies are valid and enforceable and in full force and effect on the date hereof. Data Road has not received any notice of cancellation or of premium increase under any such policies within the last ninety (90) days.

      4.17  Relationships.

           (a) Other than general economic conditions, Data Road has no knowledge of any present or future conditions or state of facts or circumstances which would materially adversely affect Data Road after the Closing Date.

           (b) Schedule 4.17(b) lists the 10 largest customers of Data Road as a percentage of revenues for fiscal year 2005, as well as year-to-date 2006. Data Road's relationships with its customers, clients and vendors are satisfactory, and Data Road has no knowledge of any facts or circumstances, including a change of control in the ownership of Data Road, that might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships and the Business.

           (c) Except as disclosed in Schedule 4.17(c), Data Road has no knowledge of and has not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or transactions from any customer of Data Road, any purchaser of goods or services from Data Road, any employee or independent contractor significant to the conduct or operation of Data Road or any party to any agreement to which Data Road is a party.

           (d) Data Road has no knowledge of any present or future condition or state of facts or circumstances, including a change of control in the ownership of Data Road, that would materially prevent the Business of Data Road from being carried on after the Closing Date in essentially the same manner as it is presently being carried on.

      4.18  Compliance With Laws.

           (a) Except as set forth in Schedule 4.18(a), the operations and activities of Data Road has previously and continues to comply in all material respects with all applicable federal, state and local laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively, the "Laws") as in effect on or before the date of this Agreement, including without limitation, all rules and regulations of the Occupational Safety and Health Administration. The conduct of the Business of Data Road as presently conducted does not conflict with the rights of any other Person or violate or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its articles of incorporation or by-laws as presently in effect or, to the knowledge of Data Road, any Encumbrance, lease, license, agreement, Laws or understanding to which Data Road is a party or by which it may be bound or affected. Data Road has received no notice or communication from any Person asserting a failure to comply with any Laws, nor has Data Road received any notice that any authority or third party intends to seek enforcement against Data Road to compel compliance with any such Laws.

           (b) (i) Data Road has not made, and, to the knowledge of Data Road, no officer, director, employee, agent or other representative of any of them acting on behalf thereof has made, directly or indirectly, with respect to the business of Data Road, any illegal bribes, kickbacks or other illegal payments of a similar nature, or illegal political contributions with corporate funds not recorded in the corporate records of Data Road, illegal payments from corporate funds to governmental officials, or illegal payments from corporate funds to obtain or retain business either within the United States, the Philippines or elsewhere, and (ii) neither Data Road nor, to the knowledge of Data Road, any officer, employee or agent of Data Road acting on its behalf, nor any other Person acting on its behalf has, directly or indirectly, within the past three (3) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Data Road (or assist Data Road in connection with any actual or proposed transaction) which (A) might subject Data Road to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past might have had a material adverse effect to Data Road, or (C) if not continued in the future, might result in a material adverse effect to Data Road.

      4.19  Environmental Matters.

           (a) Data Road has not obtained and is not required to obtain, any permits, licenses or other authorizations under any applicable Environmental Laws.

           (b) Except as set forth on Schedule 4.19, Data Road is, to its knowledge, in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. Except as set forth on
Schedule 4.19, since Data Road's incorporation, no written notice, demand, request for information, citation, summons or complaint has been received or order has been issued, no complaint has been filed, no suit or action has been instituted, no penalty has been assessed and no investigation or review is pending or, to the knowledge of Data Road, threatened by any governmental entity or other Person with respect to any (i) alleged violation by Data Road of any Environmental Law or liability thereunder, (ii) alleged failure by Data Road to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (iii) release of Hazardous Substances by or on behalf of Data Road, or (iv) any Environmental Liabilities attributed to Data Road.

          (c) Except as set forth on Schedule 4.19, there are no Environmental Liabilities that have had, or could reasonably be expected to have individually, or in the aggregate, a material adverse effect with respect to Data Road.

          (d) Except as set forth on Schedule 4.19, to the knowledge of Data Road, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Data Road or a material fine or penalty imposed on or attributable to Data Road, or that may otherwise have a material adverse effect with respect to Data Road or does or could interfere with or prevent compliance with any Environmental Laws or give rise to any common law or other legal liability.

          (e) No Hazardous Substances have been manufactured, treated, stored, transported or disposed of by Data Road, or otherwise deposited by Data Road, in or on or are present beneath properties currently or formerly owned, leased or used by Data Road in violation of, or which may be required to be investigated or remediated under, any applicable Environmental Laws.

          (f) There has been no disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substance as a result of the actions or omissions of Data Road (i) on, from or affecting any properties owned, leased or used by Data Road, or (ii) for which Data Road is, is alleged or may be held to be, responsible as a result of conduct occurring or conditions existing at or before Closing.

      4.20 No Undisclosed Liabilities or Obligations. Data Road has no material liability or obligation, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Data Road giving rise to any such liability), except:

           (a) for liabilities or obligations accrued for or reserved against on the Financial Statements;

           (b) for liabilities or obligations of the same type incurred in the ordinary course of business of Data Road since the Balance Sheet Date; and

           (c)  as may be disclosed in Schedule 4.20(c).

      4.21 Receivables. Schedule 4.21 sets forth a true and complete list of all Receivables and the aging thereof as of March 31, 2006. All Receivables represent sales actually made or services actually performed in the ordinary course of business with no additional services required to entitle Data Road to collect such Receivables, and have been fully collected or are fully collectible as of the Closing Date or are fully reserved against in the Balance Sheet.

      4.22 Related Party Transactions. Except as set forth on Schedule 4.22, there have been no transactions or contractual relationships during the two (2) fiscal years ended December 31, 2005 or between December 31, 2005 and the date hereof, and no agreement or understanding to enter into or consummate any transactions or contractual relationships between Data Road on the one hand and (a) any of Data Road's officers, directors, employees, representatives, or agents or (b) any family member (by blood or marriage) or Affiliate of any of the foregoing, directly or indirectly, on the other hand. All such transactions have been on terms and conditions no less favorable to Data Road than could have been obtained from any independent party after arms-length negotiations.

      4.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of Data Road capital stock necessary to approve this Agreement and the transactions contemplated hereby.

      4.24 Brokers. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon Buyer or Data Road for any commission, fee or other compensation as a finder or broker because or any act or omission by Data Road or the Sellers.

      4.25 Disclosure. No representation or warranty by Data Road contained in this Agreement, and no representation or warranty contained in any document, list (including, without limitation, the Schedules), certificate or other communication furnished or to be furnished by or on behalf of Data Road to Buyer or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The financial projections relating to Data Road delivered to Buyer by Data Road have been prepared in good faith based on assumptions that management of Data Road are reasonable, and neither the Sellers nor Data Road is aware of any fact or information that would lead they or it to believe that such projections are materially incorrect or misleading in any material respect.

          ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      As a material inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers hereby make the following representations and warranties as of the date hereof, each of which is relied upon by Buyer regardless of any investigation made or information obtained by or on behalf of Buyer:

      5.1  Shareholder Power and Authority; Ownership.

          (a) Each of the Sellers is an adult individual with full power and authority to own his or her properties, to manage his or her fiscal affairs and to enter into this Agreement and each of the Related Agreements to which he or she is a party and to agree to the transactions contemplated hereby and thereby and to perform all of his or her obligations hereunder and thereunder. Neither of the Sellers is subject to any legal disability which would prevent him or her from performing under this Agreement or any Related Agreement, and no order has been entered appointing a receiver for any Seller or any of their assets. There is no claim, action, suit or proceeding (including, without limitation, current investigations by governmental agencies) pending against any of the Sellers seeking to enjoin the execution and delivery of this Agreement, the Related Agreements or consummation of the transactions contemplated hereby or thereby.

          (b) This Agreement and each of the Related Agreements to which any of the Sellers is a party constitute the legal, valid and binding obligations of each such Seller, enforceable against each of them, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (c) The Sellers own that number of Shares set forth in Schedule 5.1(c) which constitutes all of the issued and outstanding capital stock of Data Road. The Sellers have good and marketable title to all of the Shares set forth on Schedule 5.1(c), free and clear of all Encumbrances and restrictions, legal or equitable, of every kind. The Sellers have full and unrestricted legal right, power, and authority to sell, assign, and transfer the Shares without obtaining the consent or approval of any other person, entity, or governmental authority and the delivery of the Shares to Buyer pursuant to this Agreement will transfer valid title thereto, free and clear of all Encumbrances, claims, and restrictions of every kind, except for restrictions on transferability imposed by federal and state securities laws. The Sellers hereby waive, as of the Closing Date, all rights that exist pursuant to all shareholder agreements and other contractual rights or charter document provisions relating to the transferability of their Shares, as and to the extent necessary to permit the consummation of the transactions provided for herein.

      5.2 Securities Matters. The Sellers understand that none of the shares of Zanett Stock included in the Purchase Price (including the shares of Zanett Stock underlying any option grants pursuant to Section 3.3(e)) has been registered under the Securities Act, on the grounds that the issuance thereof to the Sellers in connection with the transactions contemplated by this Agreement and the Related Agreements is exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act ("Regulation D"), and that the reliance of Buyer on such exemptions is predicated in part on the representations, warranties, covenants and acknowledgements set forth in this Section 5.2.

          (a) The Zanett Stock will be acquired by each of the Sellers for his or her own account, not as a nominee or agent, for investment and without a view to resale or other distribution within the meaning of the Securities Act, and the Sellers will not distribute or transfer any of the Zanett Stock in violation of the Securities Act.

          (b) The Sellers: (i) acknowledge that the Zanett Stock to be issued to them is not registered under the Securities Act and must be held indefinitely by the Sellers unless the Zanett Stock is subsequently registered under the Securities Act or an exemption from registration is available, (ii) are aware that any routine sales of the Zanett Stock made under Rule 144 of the Securities and Exchange Commission under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, registration or compliance with some other registration exemption will be required, (iii) are aware that Rule 144 is not now and for a period of at least one year following the Closing Date hereof will not be, available for use by the Sellers for resale of the Zanett Stock, and (iv) are aware that Buyer is not obligated to register any sale, transfer or other disposition of the Zanett Stock.

         (c) The Sellers are each "accredited investors" (as such term is defined in Rule 501(a) of Regulation D) and have such knowledge and experience in financial and business matters that they are fully capable of evaluating the risks and merits of their investment in the Zanett Stock.

         (d) The Sellers acknowledge and agree that the certificates representing the Zanett Stock issuable to them will contain a restrictive legend noting the restrictions on transfer described in this Section and under federal and applicable state securities laws, and that appropriate "stop-transfer" instructions will be given to Zanett's stock transfer agent.

       ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF ZANETT AND BUYER.

      As a material inducement for Data Road and Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Zanett and Buyer, jointly and severally make the following representations and warranties as of the date hereof, each of which is relied upon by the Sellers regardless of any investigation made or information obtained by the Sellers:

      6.1  Organization, Existence and Capital Stock.

          (a) Each of Zanett and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as presently conducted. Each of Zanett and the Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business or its ownership of property makes such qualification necessary, other than where such failure to so qualify would, individually or in the aggregate, not have a material adverse effect on Zanett or the Buyer.

          (b) The authorized capital stock of Buyer consists of common stock, $.01 par value per share, 1,000 shares of which are validly authorized and 100 shares of which are validly issued, outstanding, fully paid and non-assessable. The authorized capital stock of Zanett consists of preferred stock, $.001 par value per share, 10,000,000 shares of which are validly authorized and none of which is issued or outstanding, and of common stock, $.001 par value per share, 50,000,000 shares of which are validly authorized and 28,529,239 shares of which are validly issued, outstanding, fully paid and non-assessable. Zanett's common stock has been duly and validly registered pursuant to Section 12(g) of the Exchange Act, which registration is in full force and effect

          (c) None of the outstanding shares of Zanett's or Buyer's capital stock has been issued in violation of any preemptive rights of the current or past stockholders of Zanett or Buyer, or any agreement to which Zanett or Buyer was or is a party or bound. All of the shares of Zanett Stock issued in connection with the transactions contemplated by this Agreement will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable, and free of all preemptive rights. The shares of Zanett Stock issued to each Seller in connection with the transactions contemplated by this Agreement will be issued in the name of such Seller, as recorded in the Books and Records of Data Road, with such Seller as record holders of such shares, and such Seller shall have good and marketable title to such shares of Zanett Stock, free of any liens, other than those created by or through such Seller pursuant to the Lock Up Agreement or otherwise.

      6.2 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, each of Zanett and Buyer has the corporate power to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by law, its certificate of incorporation, its by-laws or otherwise, to authorize the execution and delivery of this Agreement and such related documents. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the certificate of incorporation or by-laws of Zanett or Buyer or any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which either Zanett or Buyer is a party or by which Zanett, Buyer or their properties is bound, any legal or other restrictions of any kind to which Zanett or Buyer is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Zanett or Buyer. This Agreement is a valid obligation of each of Zanett and Buyer and is legally binding on Zanett and Buyer in accordance with its terms.

      6.3  No Violations of Laws or Agreements, Consents or Defaults.

          (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in any breach or violation of any of the terms or provisions of, or constitute a default under, (i) the certificate of incorporation or by-laws of Zanett or Buyer or (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, having jurisdiction over Zanett, Buyer or any of their assets.

          (b) Except as set forth in Schedule 6.3(b), the execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of the term of, or constitute a default under, any agreement, instrument, or commitment to which Zanett or Buyer is a party, by which Zanett or Buyer is bound, or to which any of Zanett's or Buyer's property is subject, and no consent or approval is required from any third party for the consummation of the transactions contemplated by this Agreement or the Related Agreements.

          (c) Neither Zanett nor Buyer is not in default under, or in violation of any provision of, its certificate of incorporation, by-laws, or any promissory note, indenture or any evidence of indebtedness or security thereto, lease, purchase contract or other commitment or any other agreement which is material to Zanett or Buyer.

      6.4 SEC Filings. Zanett has filed all reports, documents and other information required of it to be filed with the SEC (the "Zanett SEC Reports"). The Zanett SEC Reports were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Zanett SEC Reports. The Zanett SEC Reports, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      6.5 No Integration of Offerings or General Solicitations. Zanett and the Buyer have not, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Zanett Stock to the Sellers pursuant to this Agreement in a manner that would require such Zanett Stock to be registered under the Securities Act. None of Zanett, the Buyer, their affiliates (as such term is defined in Rule 501(b) under the Securities Act), or any person acting on its or any of their behalf has engaged or will engage, in connection with the offering of such Zanett Stock, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to such Zanett Stock.

      6.6 Related Party Transactions. Except as disclosed in the Zanett SEC Reports, no director, officer or employee of Zanett or Buyer is indebted to Zanett or Buyer, nor is Zanett or Buyer indebted (or committed to make loans or extend or guarantee credit) to any such person, nor is any such person a party to any transaction (other than as an employee) with Zanett providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to, any such person.

      6.7 Brokers. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon the Sellers or Data Road for any commission, fee or other compensation as a finder or broker because or any act or omission by Buyer or its Affiliates.

        ARTICLE VII.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

      7.1 Survival of Representations. All representations and warranties made by any party to this Agreement or pursuant hereto, as modified by any Schedule, exhibit, certificate or other document executed and delivered pursuant hereto, shall survive the Closing and any investigation made by or on behalf of any party hereto for a period of eighteen months following the Closing Date; provided, however, that the representations and warranties contained in Section 4.1 (Organization; Qualification and Capital Stock; Corporate Records), Section 6.1 (Organization, Existence and Capital Stock),
Section 5.1(c) (Shareholder Power and Authorization; Ownership), Section 4.8 (Tax Matters) and 4.11 (Employee Matters; Benefit Plans; ERISA) shall survive the Closing and any investigations made by or on behalf of the relevant party until expiration of the applicable statute of limitations. All representations and warranties contained herein or in any schedule, exhibit, certificate or other document executed and delivered pursuant hereto shall be deemed representations and warranties for purposes of Sections 7.1, 9.2(a), and 9.3(a). Notwithstanding the foregoing, the covenants and agreements of Zanett, Buyer and the Sellers made herein shall survive the Closing and shall continue in full force and effect indefinitely. The right to indemnification or other remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty. Each of Zanett, Buyer, Data Road and the Sellers shall notify the other parties in writing of the discovery any inaccuracy in any representation or warranty of any party hereto.

      7.2  Indemnification.

          (a) Subject to the terms and conditions of this Article VII, following the Closing, the Sellers shall indemnify, defend and hold harmless Buyer and Data Road (and their respective officers, directors, employees, Affiliates, successors or assigns other than the Seller) (collectively, the "Buyer Indemnified Parties"), from and against all Claims, assessments, losses, damages, liabilities, deficiencies, judgments, settlements, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties (collectively, "Damages") asserted against, resulting to, imposed upon, suffered or incurred by a Buyer Indemnified Party, directly or indirectly, by reason of or resulting from (i) any failure of Data Road or the Sellers to duly perform or observe any covenant or agreement to be performed or observed by any of them, prior to the Closing, pursuant to this Agreement or any Related Agreement and/or (ii) a breach of any representation, warranty, covenant or agreement of Data Road or the Sellers contained in or made pursuant to this Agreement or any of the Related Agreements.

          (b) Subject to the terms and conditions of this Article VII, Buyer and Zanett shall indemnify, defend and hold harmless the Sellers (and their respective heirs, representatives and assigns) (collectively, the "Data Road Indemnified Parties") at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by the Data Road Indemnified Parties, directly or indirectly, by reason of or resulting from: (i) the assertion against the Sellers of any claim for payment or performance of any obligation, debt, or liability in connection with Buyer's ownership or operation of the Business from and after the Closing, (ii) any failure of Buyer to duly perform or observe any covenant or agreement to be performed or observed by it, prior to the Closing, pursuant to this Agreement or any Related Agreement; or (iii) a breach of any representation, warranty, covenant or agreement of Buyer contained in or made pursuant to this Agreement.

          (c) The Sellers' maximum liability to Buyer Indemnified Parties for Damages under Section 7.2(a) shall not exceed the aggregate Purchase Price received by the Sellers hereunder (the "Maximum Data Road
Indemnification Amount").

          (d) Buyer's maximum liability to the Data Road Indemnified Parties for Damages under this Section 7.2(b) shall not exceed the aggregate Purchase Price received by the Sellers hereunder.

          (e) The Sellers shall not be liable to Buyer Indemnified Parties, and Buyer shall not be liable to the Data Road Indemnified Parties, unless the aggregate Damages for which a party is responsible for under Section 7.2 shall exceed $50,000, after which such responsible party is liable only for the excess amount of such Damages (the "Basket Amount").

          (f) The Maximum Data Road Indemnification Amount and the Basket Amount shall not apply in respect of any Damages with respect to the breach by Data Road of any representation or warranty made by Data Road or the Sellers in Sections 4.8, 4.11 and 4.12 (with respect to claims relating to the subject matter addressed in the foregoing excluded representations and warranties).

      7.3 Conditions of Indemnification. The obligations and liabilities of Buyer, on the one hand, and the Seller, on the other hand, as indemnifying parties (each, an "Indemnifying Party") to indemnify the Data Road Indemnified Parties or Buyer Indemnified Parties, as applicable (each, an "Indemnified Party"), under Section 7.2 with respect to Claims made by third parties shall be subject to the following terms and conditions:

The Indemnified Party shall give written notice to the Indemnifying Party of any Damages with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to such Claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 7.2 unless it shall have been prejudiced by the omission to provide such notice. In case any Claim is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under Section 7.2 for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Party reasonably determines that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in defending such Claim, then separate counsel shall be entitled to participate in and conduct such defense, and the Indemnifying Party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with such defense (but not more than one counsel). The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Claim to which the Indemnified Party is a party or consent to entry of any judgment in respect thereof. The Indemnifying Party further agrees that it will not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim) unless such settlement or compromise includes an unconditional release of the Indemnified Party from all liability arising out of such Claim.

      7.4 Exclusivity of Remedy. Except for claims based on fraud, willful misrepresentation or willful breach of warranty under this Agreement by Zanett, Buyer or any Seller, the indemnification rights and obligations of the Sellers, Data Road, Zanett and Buyer contained herein are intended to waive and preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) with respect to breaches of the representations and warranties of any party contained in this Agreement or any of the Related Agreements. To the extent that any claim for indemnification with respect to a breach of representation or warranty may be made under Section 7.2(a)(ii), or Section 7.2(b)(iii) and any other provision of this Agreement, then such claim shall be deemed for all purposes to have arisen only under such other provision and not under Section 7.2(a)(ii), or
Section 7.2(b)(iii), as applicable.

                         ARTICLE VIII.  COVENANTS.

      8.1 Public Disclosures. Zanett, Buyer and the Sellers will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of NASDAQ. The parties shall issue a joint press release, mutually acceptable to the Sellers and Buyer, promptly upon execution and delivery of this Agreement.

      8.2 Confidentiality. Zanett, Buyer, Data Road and the Sellers shall hold, and shall use their best efforts to cause their respective auditors, attorneys, financial advisors, bankers and other consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other party furnished to it by the other party or its representatives in connection with the transactions contemplated by this Agreement, including, without limitation, the terms and conditions of the Agreement (except to the extent that such information shall be shown to have been (a) already known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished) ("Confidential Information"), and each party shall not release or disclose such Confidential Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement.

      8.3 Affirmative Covenants of Data Road. Prior to the Closing, unless Buyer agrees otherwise in writing:

          (a) Data Road will maintain its corporate existence and will conduct the Business and its operations in the usual and ordinary course of business in accordance with past custom and practice, including, without limitation, maintaining adequate working capital balances, collecting accounts receivable, paying accounts payable, making repair and maintenance capital expenditures and managing cash accounts generally, all in the usual and ordinary course of business and in compliance in all material respects with all Laws, authorizations, contracts and agreements (including those identified in the Schedules).

          (b) Data Road will carry on the Business in substantially the same manner as presently conducted and keep its business organizations and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with employees, lessors, licensors, suppliers and customers and others having business relations with it.

          (c) Data Road shall maintain its Books and Records in accordance with past practice, and use best efforts to maintain in full force all licenses, certificates and other regulatory approvals required or necessary to be applied for or obtained in connection with the Business (except where the failure to maintain such licenses, certificates or other regulatory approvals would not have a material adverse effect) and all insurance policies and binders.

          (d) Data Road shall promptly advise Buyer in writing of the threat or commencement against Data Road or any Seller of any dispute, action, claim, investigation or proceeding by, against or affecting Data Road or any of its operations, assets or prospects, or which questions or may affect the validity of this Agreement or the Related Agreements or any action taken or to be taken by Data Road or the Sellers in connection with the consummation of the transactions contemplated hereby or thereby or which seeks to prohibit, enjoin or otherwise challenge any of the transactions contemplated hereby or thereby.

          (e) Data Road shall pay any and all amounts owed to any Data Road shareholder and shall collect any and all amounts owed to Data Road by any Data Road shareholder. There shall be no receivables or payables to or from the Sellers on the Closing Balance Sheet, other than reasonable reimbursable business expenses incurred in the ordinary course within 30 days prior to the date of the Closing Balance Sheet.

          (f) Data Road shall promptly advise Buyer in writing of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of Data Road or the Sellers set forth in this Agreement or the Related Agreements.

      8.4 Negative Covenants of Data Road. Prior to the Closing, unless Buyer agrees otherwise in writing:

          (a) Data Road will not take any action or permit to occur any event within Data Road's reasonable control which, if taken or occurring prior to the date hereof would require any disclosure in the Schedules, or would breach any covenant of Data Road or any Seller, or cause any representation or warranty of Data Road or any Seller to be untrue as of the Closing.

          (b) Data Road will not (i) make or permit any change in its authorized, issued or treasury shares of its equity securities, (ii) grant any stock option or right to purchase shares of the Data Road's capital stock or other securities, (iii) issue or make any commitment to issue any security, including any security convertible into capital stock, (iv) grant any registration rights, or (v) purchase, redeem, retire or make any other acquisition of any shares of any capital stock or other securities.

          (c) Data Road will not amend its articles of incorporation or by-laws.

          (d) Data Road will not fail to pay or discharge when due any liability or obligation of Data Road.

          (e) Data Road will not make any loans or enter into any transactions or contracts with any Data Road shareholder or an Affiliate of any Data Road shareholder, other than in the ordinary course of business and as contemplated by this Agreement.

          (f) Data Road will not, except as specifically contemplated by this Agreement, enter into any material contract, agreement or transaction, or incur any additional debt, other than in the ordinary course of business in accordance with past custom and practice.

          (g)  Data Road will not hire any employees.

          (h) Data Road will not cause or permit the loss of, or jeopardization of, its S corporation status for federal income tax purposes.

      8.5  Creation of Data Road Stock Option Plan.

          (a)  After the Closing, Zanett, Inc. shall reserve options to
purchase an aggregate 100,000   shares of Zanett Stock (each, a "Zanett
Option") for employees of Data Road, which Zanett Options shall be available for grant to such employees within 60 days after the Closing Date following the Closing.

          (b) The number of Zanett Options reserved for employees of Data Road following the Closing shall be increased annually by 0.2 Zanett Options for each $1.00 that the Adjusted Income generated by Data Road during the first, second and third One-Year Performance Period exceeds (i) with respect to the first One-Year Performance Period, $500,000, and (ii) with respect to the second and third One-Year Performance Periods, the Adjusted Income for the preceding One-Year Performance Period, such increase to become effective within 30 days of the delivery of the applicable Performance Period Financial Statements pursuant to Section 8.8(b) hereof.

          (c) All material terms and conditions of Zanett Options, including the expiration dates and vesting schedules, shall be determined by the Executive Committee of Zanett, subject to ratification by the Board of Directors of Zanett.

          (d) The Executive Committee of Zanett shall review on an annual basis the number of Zanett Options available for grant to Data Road's employees and reserve Zanett Options for grant to Data Road's employees in addition to those provided for in Section 8.5(b) hereof if the Executive Committee shall determine, in its sole discretion, that reservation of additional Zanett Options is appropriate.

      8.6 Performance Period Financial Statements; Annual Reports. Within 60 days after the end of each Performance Period of Data Road, Buyer shall deliver to Data Road and the Sellers an income statement for such Performance Period and a balance sheet as of the end of such Performance Period. These financial statements ("Performance Period Financial Statements") shall (i) be prepared from monthly financial statements prepared by Data Road in accordance with GAAP as applied on a basis consistent with Data Road's past practices and (ii) set forth the Adjusted Income and Revenue of Data Road for such Performance Period (including the figures used and calculations made to determine the Adjusted Income and Revenue).

      8.7 Accounting Disputes. Notwithstanding anything to the contrary in this Agreement, if the Sellers have any dispute relating to the determination of Actual Net Working Capital or the amount of Adjusted Income or Revenue for any purpose hereunder, then Buyer or the Sellers, as the case may be, will notify the other, in writing, of each disputed amount (collectively, the "Disputed Amounts"), specifying the grounds for such dispute, within 15 Business Days after delivery of the Closing Financial Statements, the Performance Period Financial Statements or other notice containing such determination, as the case may be. If Buyer and the Sellers cannot resolve any such dispute within 10 Business Days after delivery of such notice, then such dispute will be resolved by an independent accounting firm reasonably acceptable to Buyer and the Sellers (the "Independent Accounting Firm"). If Buyer and the Sellers do not agree upon a mutually acceptable Independent Accounting Firm within the 10 Business Day period after delivery of the notice, Buyer and the Sellers will each select an independent accounting firm, and the Independent Accounting Firm will be selected by the firms chosen by Buyer and the Sellers. The determination of the Independent Accounting Firm (i) will be made as promptly as practicable; (ii) will be prepared in accordance with GAAP and this Agreement; and (iii) will be final and binding on the parties, absent manifest error, which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm will be allocated evenly between Buyer and the Sellers, provided, however, that if the determination of the Independent Accounting Firm results in a restatement of more than 10% of the Actual Net Working Capital, Adjusted Income or Revenue claimed by the party raising the Disputed Amounts, then the other party shall pay all expenses related to the engagement of the Independent Accounting Firm.

      8.8 Audit; Cooperation. Following the Closing, the Sellers shall cooperate with Buyer and Data Road in connection with Buyer's preparation of financial statements, and, if necessary, an audit (the "Audit") of the financial performance of Data Road, for all periods required in connection with Buyer's reporting obligations under the United States securities laws. Such cooperation shall include, but not be limited to, providing full access to the Books and Records, any work papers generated in connection therewith, Data Road personnel, Data Road's outside Tax return preparers and assisting Buyer in obtaining any required consent of such outside preparers in connection with Buyer's reporting obligations under the United Stated securities laws. From and after the Closing Date and until the end of the final One-Year Performance Period, Zanett, Buyer and Data Road shall permit Sellers and their counsel, accountants, engineers, consultants and other authorized representatives to have full and complete access to all documents, books, contracts and records relating to Data Road (but not to Zanett or Buyer generally) and to make copies thereof during normal business hours in order to permit Sellers to conduct investigations and reviews relative to this Agreement. Sellers and their representatives shall conduct such investigations and reviews in such manner as shall not interfere with or disrupt the conduct of business of Zanett, Buyer and Data Road.

      8.9 Acknowledgment Regarding Reorganizations and Similar Transactions. The Sellers hereby acknowledge and agree that, notwithstanding anything to the contrary set forth herein, Buyer shall be entitled to consummate any sale, merger, reorganization, consolidation or other similar transaction involving the Company, in each case to a Person that is an Affiliate of Buyer or its parent, Zanett, Inc., without requiring any consent of the Sellers, and the consummation of such transaction shall not be deemed to violate any provision of this Agreement.

      8.10 Post Closing Operations. From the Closing Date until the earlier of the expiration of the Performance Period or the full payment of the Contingent Cash Payment, Contingent Stock Payment and the Additional Contingent Payment for each Performance Period, the Buyer shall operate Data Road as an information technology services business.

                    ARTICLE IX.  CONDITIONS TO CLOSING.

      9.1  Mutual Conditions.  The respective obligations of each party to effect the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Zanett, Buyer, the Sellers and Data Road).

          (a) None of Zanett, Buyer, the Sellers or Data Road nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the transactions contemplated by this Agreement or (ii) would impose any material limitation on the ability of Buyer effectively to exercise full rights of ownership of the common stock of Data Road or any material portion of the assets or Business of Data Road, taken as a whole.

          (b) No statute, rule or regulation, shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the transactions contemplated by this Agreement illegal.

          (c) Zanett, Buyer, the Sellers and Data Road shall have received all consents, approvals and authorizations of third parties that are required of such third parties prior to the consummation of the transactions contemplated by this Agreement, in form and substance acceptable to Buyer or the Sellers, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the Business of Data Road.

      9.2 Conditions to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived in writing by Buyer):

          (a) The representations and warranties of Data Road and the Sellers contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Data Road and the Sellers contained herein that are not so qualified shall be true in all material respects.

          (b) Data Road and the Sellers shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

          (c) There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of the transactions contemplated hereby, (b) could reasonably be expected to have a material adverse effect on Buyer's ability to exercise control over or manage Data Road after the Closing or (c) could reasonably be expected to have a material adverse effect on the Business of Data Road.

          (d) On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

          (e) Data Road shall have delivered to Buyer a certificate, dated the Closing Date, executed by the Secretary of Data Road, certifying as to
(a) Data Road's articles of incorporation, (b) Data Road's by-laws, (c) resolutions with respect to the transactions contemplated by this Agreement adopted by Data Road's board of directors and stockholders and attached to such certificate, and (d) incumbency and signatures of the persons who have executed this Agreement, the Related Agreements and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement or any of the Related Agreements on behalf of Data Road.

          (f) Buyer shall have received an opinion of Holland & Knight LLP, counsel to Data Road, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

          (g) Each of the Sellers shall have entered into an employment agreement with Data Road (the "Employment Agreements"), substantially in the form of Exhibit B.

          (h) The Sellers and each Key Employee shall have entered into a lock-up agreement with Zanett (the "Lock-up Agreement"), substantially in the form of Exhibit C.

          (i) Each of the Key Employees shall have entered into a Letter Agreement (the "Key Employee Side Letter Agreement"), substantially in the form of Exhibit E.

          (j) Data Road shall have furnished Buyer with copies of ownership and nondisclosure agreements, substantially in the form attached to this Agreement as Exhibit A, signed by each Key Employee.

          (k) Buyer shall have received resignations in form and substance satisfactory to Buyer from the directors and officers of Data Road listed on
Schedule 9.2(k), which shall include a release of all Claims against Data
Road.
          (l) Data Road and Sellers shall have changed the persons authorized to act or deal in connection with each deposit account, line of credit and safe deposit box of Data Road to be only those persons identified on Schedule 9.2(l) hereto.

          (m) Data Road shall have repaid, and shall have received evidence of repayment of, all outstanding principal, interest and fees owed by it pursuant to that certain term loan with Monticello Bank.

          (n) There shall have been no material adverse change to Data Road from the date hereof to the Closing.

      9.3 Conditions to the Obligations of Data Road and the Sellers. The obligations of Data Road and the Sellers under this Agreement at the Closing are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived in writing by Data Road and the Sellers):

          (a) The representations and warranties of Zanett and Buyer contained herein that are qualified as to materiality shall be true in all respects on and as of the Closing Date (except for the representations and warranties made as of a specific date which shall be true in all material respects as of such date) with the same force and effect as though made on and as of such date, and each of the representations and warranties of Zanett and Buyer contained herein that are not so qualified shall be true in all material respects.

          (b) Zanett and Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

          (c) There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (a) restrains or prohibits the consummation of the transactions contemplated hereby or (b) could reasonably be expected to have a material adverse effect on the business of Zanett, Buyer or Data Road (following the Closing).

          (d) On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

          (e) Each of Zanett and the Buyer shall have delivered to the Sellers a certificate, dated the Closing Date, executed by its Secretary, certifying as to (a) its articles of incorporation, (b) its by-laws, and (c) incumbency and signatures of the persons who have executed this Agreement, the Related Agreements and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement or any of the Related Agreements on behalf of it.

                          ARTICLE X.  MISCELLANEOUS

      10.1 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

      If to Buyer:

               Zanett Commercial Solutions, Inc.
               c/o Zanett, Inc.
               635 Madison Avenue
               15th Floor
               New York, NY  10022
               Attention: President
               Facsimile: (646) 502-1808

      with a copy to (which shall not constitute notice):

              Drinker Biddle & Reath LLP
              One Logan Square
              18th and Cherry Streets
              Philadelphia, PA  19103
              Attention:  Stephen T. Burdumy, Esq.
              Facsimile: (215) 988-2757

      If to the Sellers:

              Jeffery Francis
              3421 Lands End Drive
              St. Augustine, FL  32084

              John Vaughan
              508 Green Isle Court
              St. Augustine, FL  32092

      If to Data Road:

              Data Road, Inc.
              10151 Deerwood Park Boulevard
              Building 100, Suite 120
              Jacksonville, FL 32256
              Attention: President
              Facsimile:  (904) 725-3280

      with a copy to (which shall not constitute notice):

              Holland & Knight LLP
              50 North Laura Street, Suite 3900
              Jacksonville, FL 32210
              Attention: Christopher G. Commander, Esq.
              Facsimile: (904) 358-1872

      All such communications shall be deemed to have been delivered on the date of hand delivery or facsimile or on the next Business Day following the deposit of such communications with the overnight courier.

      10.2 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

      10.3 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts of law principles.

      10.4 Right of Setoff. Notwithstanding any provision hereof to the contrary, Buyer shall be entitled to set off (i) any amounts due to Buyer from the Sellers hereunder, whether by reason of overpayment of the Purchase Price or, indemnification under Article VII, or otherwise, against (ii) amounts due from Buyer to the Sellers hereunder. Any set off shall be applied against amounts payable to the Sellers in the chronological order all amounts of every kind payable to the Sellers are due until the set off is complete. Notwithstanding any provision hereof to the contrary, upon making a claim for indemnification under Article VII, Buyer may withhold from amounts otherwise due hereunder an amount equal to Buyer's reasonable estimate of the amount of such claim until such time as the actual amount of Buyer's indemnification claim, and right of set off hereunder, is determined. Claims for indemnification for which Buyer exercises its right of set-off hereunder shall be promptly submitted to binding arbitration in New York in accordance with the rules and regulations of the American Arbitration Association. The arbitrators will be selected by the American Arbitration Association. The determination of the arbitrator(s) will be conclusive and binding upon the parties, and any determination by the arbitrator(s) of any award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, or application may be made to such court for judicial acceptance of the award and an order of enforcement. Each party will bear its own expenses with respect to such arbitration. Any amount withheld by Buyer pursuant to the set-off right under this Section 10.4 that the arbitrator(s) determines was in excess of the amount that the Sellers were liable for under the indemnification claim brought to such arbitration shall be returned forthwith to the Sellers. The arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

      10.5 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of New York.

      10.6 Integration of Exhibits and Schedules. All Exhibits and Schedules to this Agreement are integral parts of this Agreement as if fully set forth herein.

      10.7 Entire Agreement. This Agreement, the Related Agreements, including all Exhibits and Schedules attached hereto and thereto contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

      10.8 Expenses. Except as set forth on Schedule 4.4(b) or as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

      10.9 Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

      10.10 Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

      10.11 Waiver of Conflict. The parties acknowledge that Holland & Knight LLP has represented the Sellers as well as Data Road in connection with this Agreement. In the event a dispute or controversy relating to this Agreement, the parties agree (i) to permit Holland & Knight LLP to represent the Sellers in connection with the resolution of such dispute (provided, however, that Holland & Knight LLP shall not represent Data Road after the Closing Date in any such dispute), (ii) to waive any conflict of interest on the part of Holland & Knight LLP resulting form such representation of the Sellers, and (iii) not to seek to disqualify Holland & Knight LLP from any representation of Sellers.

                        [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Zanett, Buyer, Data Road and the Sellers have caused this Stock Purchase Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.

ZANETT, INC.

By:    /s/ Claudio Guazzoni
       ---------------------
       Name: Claudio Guazzoni
       Title: Chief Executive Officer


ZANETT COMMERCIAL SOLUTIONS, INC.


By:   /s/ Pierre-Georges Roy
      ----------------------
      Name:  Pierre-Georges Roy
      Title: Vice-President & Secretary


DATA ROAD, INC.


By:   /s/ Jeffery Francis
      -------------------
      Name: Jeffery Francis
      Title: President

THE SELLERS

/s/ Jeffery Francis
Jeffery Francis

/s/ John Vaughan
John Vaughan